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                                                                    EXHIBIT 99.1

                    [LOGO OF PRIMESTAR, INC. APPEARS HERE]




FOR IMMEDIATE RELEASE                   Contacts:
                                        ---------
                                        PRIMESTAR, Inc. Media Relations
                                        -------------------------------
                                        Richard Edmonds 212/521-5212

                                        PRIMESTAR, Inc. Investor Relations
                                        ----------------------------------
                                        Sean Clarke 303/712-4647


                        PRIMESTAR COMPLETES SALE OF ITS
                              MEDIUM POWER ASSETS

     ENGLEWOOD, CO. April 29, 1999 - PRIMESTAR, Inc. ("PRIMESTAR") announced today that it has completed the previously announced sale of its medium power direct broadcast satellite business to Hughes Electronics Corporation ("Hughes"). PRIMESTAR received $1.1 billion in cash and 4,871,000 shares of General Motors Corporation Class H Common Stock (NYSE: GMH) for the transferred assets, which constitute substantially all of the operating assets of PRIMESTAR. PRIMESTAR will officially change its name to "Phoenixstar, Inc.".

     PRIMESTAR announced that it reached agreement with holders of approximately 84% of the aggregate principal amount of its 10-7/8% Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes"), 12-1/4% Senior Subordinated Discount Notes due 2007 (the "Senior Subordinated Discount Notes"), and notes issued under its Senior Subordinated Credit Facility dated as of April 1, 1998 (the "Bridge Loans"), to clear the way for the closing. Holders participating in the privately negotiated transaction agreed to consent to the transaction with Hughes, amend the indentures and credit agreement governing such debt obligations to remove substantially all covenants, and sell their notes and bridge loans to the Company for cash equal to 85.6% of the aggregate principal amount thereof, plus stock appreciation rights ("SARs") on PRIMESTAR's GMH shares. Each stock appreciation right issued in the transaction entitles the holder to receive a payment from PRIMESTAR at the end of one year in the amount, if any, by which the market price per share of GMH stock at such time exceeds $47.00 per share. Participating note holders and bridge lenders will receive approximately 7.8 SARs per $1,000 principal amount of debt sold to PRIMESTAR pursuant to the agreement.

                                     (more)
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SALE OF MEDIUM POWER ASSETS, page 2


     Under terms of the indentures and credit agreement governing PRIMESTAR's senior subordinated debt, PRIMESTAR is required to make an offer to purchase the remainder of the outstanding publicly traded Senior Subordinated Notes and Senior Subordinated Discount Notes and the Bridge Loans at a purchase price equal to 101% of par. PRIMESTAR intends to comply with the terms of its indentures and credit agreement.

     Pursuant to a previously announced arrangement, PRIMESTAR has transferred to TCI Satellite Entertainment, Inc. ("TSAT") (OTC: TSATA, TSATB), as compensation for certain undertakings by TSAT in connection with the Hughes transactions, 1,407,000 shares of the GMH stock, subject to a stock appreciation right issued by TSAT in favor of PRIMESTAR on the same terms as the stock appreciation rights issued in the negotiated debt restructuring. TSAT owns a 37% interest in PRIMESTAR. The GMH shares transferred to TSAT are pledged to secure the stock appreciation right issued by TSAT to PRIMESTAR. PRIMESTAR in turn has pledged such stock appreciation right and security interest, together with all GMH shares held by PRIMESTAR, to secure the stock appreciation rights issued by PRIMESTAR in the negotiated debt restructuring.

     In addition to the medium power transaction, Hughes agreed in January 1999 to purchase PRIMESTAR's rights to acquire the high power DBS assets of Tempo Satellite, Inc. ("Tempo"), a subsidiary of TSAT. The first closing under the high power purchase agreement, relating to Tempo's ground-spare satellite and related assets, closed in March. A second closing under such agreement, relating to Tempo's in-orbit satellite and related assets, including Tempo's rights under its FCC authorizations with respect to 11 transponders in the 119 degree W.L. orbital position, is subject to regulatory approvals and is expected to occur mid-year.


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